UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 6, 2010

SBA Communications Corporation

(Exact Name of Registrant as Specified in its Charter)

Florida	000-30110	65-0716501
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5900 Broken Sound Parkway N.W. Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 995-7670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On May 6, 2010, SBA Communications Corporation (the “Company”) held its 2010 Annual Meeting of Shareholders. At the 2010 Annual Meeting of Shareholders, the shareholders voted on (i) the election of four director nominees (Proposal 1), (ii) the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered certified public accounting firm for the 2010 fiscal year (Proposal 2), (iii) approval of the amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of Class A common stock from 200,000,000 shares to 400,000,000 shares (Proposal 3) and (iv) approval of the 2010 Performance and Equity Incentive Plan (Proposal 4). The results of the votes are set forth below.

Proposal 1

The shareholders voted in favor of the election of the following director nominee as a Class I director for a term of office expiring at the 2012 Annual Meeting of Shareholders and until his successor is duly elected and qualified.

	For	Withheld	Broker Non-Vote
George R. Krouse, Jr.	101,083,647	332,906	7,451,207

The shareholders voted in favor of the election of the following director nominees as Class II directors for a term of office expiring at the 2013 Annual Meeting of Shareholders and, in each case, until his successor is duly elected and qualified.

	For	Withheld	Broker Non-Vote
Kevin L. Beebe	101,085,568	330,985	7,451,207
Jack Langer	94,406,333	7,010,220	7,451,207
Jeffrey A. Stoops	101,153,722	262,831	7,451,207

Proposal 2

The shareholders voted in favor of ratification of the appointment of Ernst & Young LLP as the Company’s independent registered certified public accounting firm for the 2010 fiscal year.

For	Against	Abstain
98,021,096	10,810,708	35,956

Proposal 3

The shareholders voted in favor of approving the amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of Class A common stock from 200,000,000 shares to 400,000,000 shares.

For	Against	Abstain
99,688,576	9,136,978	42,206

Proposal 4

The shareholders voted in favor of approving the 2010 Performance and Equity Incentive Plan.

For	Against	Abstain	Broker Non-Vote
85,255,834	15,859,385	301,334	7,451,207

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Brendan T. Cavanagh
Brendan T. Cavanagh
Senior Vice President and Chief Financial Officer

Date: May 10, 2010